Exhibit 10.17

STOCKHOLDERS' AGREEMENT

        This Stockholders' Agreement (the "Agreement") is made and entered into as of August 26, 2005 by and among Ron and Marriette Woestemeyer (together, the "Woestemeyers"), Joetta W. Moulden as trustee of the Woestemeyer 1999 Gift Trust, Albert Winemiller, the Albert Winemiller Limited Partnership and Charles H. Murphy (on behalf of himself and the Murphy family stockholders).

        WHEREAS, the parties wish to define certain voting and control provisions with respect to themselves as stockholders of PROS Holdings, Inc. ("PROS" or the "Company").

AGREEMENT

        NOW, THEREFORE, in furtherance of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

          1.    Condition Precedent.    The rights and obligations of the parties under this Agreement shall be conditioned precedent upon the earlier to occur of the following:

            (a)   the issuance of shares of voting capital stock of PROS representing at least ten percent (10%) of the total outstanding voting capital stock of the Company;

            (b)   an Investor Transfer; or

            (c)   the written consent, separate from this Agreement, of each of the Woestemeyers, Mr. Murphy and Mr. Winemiller.

          2.    Voting.    Each party agrees to attend and vote (or cause the vote of) its shares of PROS voting securities at each annual or special meeting of stockholders and to give or withhold its written consent, in each case in accordance with the unanimous vote (or consent) of the Woestemeyers, Mr. Winemiller and Mr. Murphy. If the Woestemeyers, Mr. Winemiller and Mr. Murphy cannot unanimously agree to vote their shares (or provide consent) with respect to any matter described below, then no party shall vote (or cause the vote of) its shares or provide consent with respect thereto.

            (a)   Any amendment of the Company's certificate of incorporation or bylaws, including any increase in the authorized shares of capital stock or designation of a new class or series of capital stock;

            (b)   Any increase or change in the size or composition of the Board of Directors (the "Board");

            (c)   Any increase in the number of shares reserved for issuance under the Company's existing option plans or the creation of any new equity incentive or benefit plan;

            (d)   Any merger, consolidation or reorganization of the Company;

            (e)   Any sale of a material portion of the Company's assets, or the exclusive licensing of the same, other than in the ordinary course of business;

            (f)    Any liquidation or dissolution of the Company;

            (g)   Any change or reorganization of the Company into any other legal form;

            (h)   Any entry into any settlement agreement or confession of a material judgment that could result in a material adverse effect on the Company;

            (i)    Any declaration or payment of a dividend on any class or series of stock;

            (j)    Any incurrence of indebtedness for borrowed money in excess of $3,000,000; and

            (k)   Any removal (other than for cause) of any of the Woestemeyers, Mr. Winemiller or Mr. Murphy (if applicable) as director.

          3.    Board of Directors.

            (a)   Prior to the transfer, sale or other disposition of all shares of capital stock held by TA Associates and JMI Equity Fund, L.P., and in each case funds affiliated therewith (an "Investor Transfer"), each of the parties shall vote, or cause the vote of, all shares of voting securities of the Company over which such party has voting control, and will take all other necessary or desirable actions within such party's control (whether in such party's capacity as a stockholder, director or officer of the Company or otherwise) in order to ensure that (i) the size of the Board shall be no more than five (5) unless agreed to by each of the Woestemeyers, Mr. Winemiller and Mr. Murphy and (ii) each of the Woestemeyers and Mr. Winemiller are elected to the Board.

            (b)   Following an Investor Transfer, each of the parties shall vote, or cause the vote of, all shares of voting securities of the Company over which such party has voting control, and will take all other necessary or desirable actions within such party's control (whether in such party's capacity as a stockholder, director or officer of the Company or otherwise) in order to ensure that (i) the size of the Board shall be no more than four (4) unless agreed to by each of the Woestemeyers, Mr. Winemiller and Mr. Murphy and (ii) each of the Woestemeyers, Mr. Winemiller and Mr. Murphy are elected to the Board.

            (c)   In the event either of the Woestemeyers ceases to be a director for any reason, each of the parties agrees to vote its shares (or provide consent) for a successor director designated by the Woestemeyers.

          4.    Grant of Proxy.    Should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and irrevocable for the term of this Agreement.

          5.    Application of Agreement to After-Acquired-Shares.    All of the provisions of this Agreement shall apply to all voting securities held by the parties, whether issued before or after the date of this Agreement, and all securities issued as a replacement for the shares or with respect to the shares as a result of any stock dividend, stock split or other similar recapitalization.

          6.    No Heightened Duties.    Each party hereby acknowledges and agrees that no fiduciary duty, duty of care, duty of loyalty or other heightened duty shall be created or imposed upon any party to any other party, by reason of this Agreement and/or any right or obligation hereunder.

          7.    Term; Survival.    The initial term of this Agreement will be four (4) years. The term will automatically extend for successive one (1)-year periods unless any party provides notice of termination within ninety (90) days of the end of the initial or any successive period. Notwithstanding the foregoing, this Agreement shall terminate and the obligations of the parties hereto shall cease upon the earlier to occur of:

              (i)  the voluntary commencement of bankruptcy or insolvency proceedings;

             (ii)  the closing of the Company's initial underwritten public offering of its securities pursuant to a registration statement under the Securities Act of 1933, as amended;

            (iii)  the sale of all or substantially all the assets or business of the Company or the closing of a merger, consolidation or any other transaction or series of related transactions as a result of which the holders of capital stock immediately prior to such transaction(s) cease to hold at least thirty percent (30%) of the voting power of the surviving entity;

            (iv)  the written consent of each the Woestemeyers, Mr. Winemiller and Mr. Murphy;

             (v)  with respect to Mr. Winemiller or Mr. Murphy, upon the death of such party or the termination of all services of such party to the Company, whether as a director, officer or employee.

          8.    Survival.    The provisions of Sections 15 - 21 shall survive any termination of this Agreement.

          9.    Further Instruments and Actions.    The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Each party hereto agrees to cooperate affirmatively with all other parties hereto, to the extent reasonably requested by such parties, to enforce rights and obligations herein provided.

          10.    Specific Performance.    The rights of the parties under this Agreement are unique and, accordingly, the parties shall have the right, in addition to such other remedies as may be available to any of them at law or in equity, to enforce their rights hereunder by actions for specific performance in addition to any other legal or equitable remedies they might have to the extent permitted by law.

          11.    Entire Agreement.    This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes all other agreements between or among any of the parties with respect to the subject matter hereof.

          12.    Amendments and Waivers.    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the Woestemeyers, Mr. Winemiller and Mr. Murphy. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party and their respective successors and assigns.

          13.    Assignment; Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted transferees, except as may be expressly provided otherwise herein.

          14.    Counterparts.    This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

          15.    Notices.    Any notice required or permitted by an provision of this Agreement shall be given in writing and shall be delivered personally or by courier, or by registered or certified mail, postage prepaid, addressed (i) if to a party: to such party's address as set forth on the signature page attached hereto or such other address as such party may designate in writing from time to time; and (ii) in the case of any permitted transferee of a party to this Agreement or its transferee, to such transferee at its address as designated in writing by such transferee to the Company from time to time. Notices that are mailed shall be deemed received five (5) days after deposit in the United States mail. Notices sent by courier or overnight delivery shall be deemed received two (2) days after they have been so sent.

          16.    Separability.    In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

          17.    Arbitration.    Each party agrees to binding arbitration of all disputes arising after the date of this Agreement arising out of or related to this Agreement, and judgment on any arbitration award may be entered in any court having jurisdiction. If the parties to this Agreement cannot agree to an arbitrator or the arbitration procedure, then the parties agree that they will request the then presiding Administrative District Judge in Harris County, Texas to appoint an arbitrator from JAMS and that they will abide by the procedure selected by the arbitrator appointed. The arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including attorneys' fees. The arbitrator will have no authority to award punitive, consequential, or other damages not measured by the prevailing party's actual damages. A demand for arbitration must be made within six months of the party's becoming aware of the accrual of the cause of action. The award shall be made within nine months of the filing of the demand for arbitration; this time limit may be extended by the arbitrator if necessary.

          18.    Section Headings.    The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          19.    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to conflicts of laws.

          20.    Representations.    Each party represents and warrants that such party has the full right and authority to enter into this Agreement, and that the person executing this Agreement on any entity's behalf has the full right and authority to fully commit and bind such entity.

          21.    Confidentiality.    The terms and conditions of this Agreement, including its existence, shall be confidential information and shall not be disclosed to any third party without the consent of the other parties, except that the parties may disclose the terms and conditions described in this Agreement to their respective officers, directors, partners, employees, attorneys, accountants and other advisers, provided that such persons agree to the confidentiality restrictions contained herein. If any party determines that it is required by law to disclose information regarding this Agreement, it shall, a reasonable time before making any such disclosure or filing, consult with each other party regarding such disclosure or filing and seek confidential treatment for such portions of the disclosure or filing as may be reasonably requested by the other party.

          22.    Legal Counsel.    All of the parties acknowledge and agree that DLA Piper Rudnick Gray Cary US LLP and its attorneys (collectively "DLA Piper") served as legal counsel only to, and represented only, the Company in connection with the negotiation and preparation of this Agreement and the related transactions, and DLA Piper did not and does not serve as legal counsel to, nor represent, any individual party to this Agreement (or any other party's owners, agents or representatives) with respect to any matters arising out of, relating to or resulting from this Agreement or any related transactions.

Signature Page Follows.

        IN WITNESS WHEREOF, the parties have entered into this non-binding summary of terms as of the date first above written.

ALBERT WINEMILLER	ALBERT WINEMILLER LIMITED PARTNERSHIP
Albert Winemiller	By:
Name:
Address:	Title:
Address:
CHARLES H. MURPHY	RON WOESTEMEYER
Charles H. Murphy	Ron Woestemeyer
Address:	Address:

MARIETTE WOESTEMEYER	WOESTEMEYER 1999 GIFT TRUST
Marriette Woestemeyer	Joetta W. Moulden, Trustee
Address:	Address:

Signature Page to Stockholders Agreement